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                                                                    EXHIBIT 99.1

PRESS RELEASE                                      Source: Calico Commerce, Inc.

CALICO COMMERCE, INC. ANNOUNCES BANKRUPTCY COURT CONFIRMS PLAN OF REORGANIZATION AND SETS RECORD DATE FOR DISTRIBUTIONS TO STOCKHOLDERS

Friday August 15, 3:46 pm ET

SAN JOSE, Calif.--(BUSINESS WIRE)--August 15, 2003, San Jose, California - Calico Commerce, Inc., announced today that on August 14, 2003, the United States Bankruptcy Court for the Northern District of California, San Jose Division, entered its Order Confirming First Amended Joint Plan of Reorganization (Dated June 30, 2003) (the "Order") which confirms the Plan filed by Calico Commerce, Inc. and the Official Committee of Equity Security Holders appointed in the case.

The Plan provides for the payment in full of all undisputed, non-contingent claims of creditors against the Company, with all remaining assets to be distributed to the Company's stockholders. Distributions will be made to all stockholders of record as of the Record Date, which is defined in the Order as the close of business on August 26, 2003 (the "Record Date"). Payment to creditors of undisputed, non-contingent claims will be made on or shortly after the effective date of the Plan; distributions to stockholders are expected to be made in October 2003.

The Company's stock transfer ledgers shall be closed on, and no transfers of the Company's Common Stock shall be recognized on its books after the Record Date.

As previously announced, the Plan also provides for resolution of the purported class claim filed in the Company's bankruptcy case by the plaintiffs in the IPO laddering class action lawsuit pending in the United States District Court for the Southern District of New York (the "District Court"), by transferring jurisdiction and venue over the class action claim for settlement or judgment to the District Court, and limiting the sources of recovery on the claim to the proceeds of directors' and officers insurance policies issued to the Company and to certain claims assigned to a litigation trust for the plaintiffs' benefit.

After distribution to creditors and equity holders, and entry of the final decree in the bankruptcy case, the Company expects to dissolve.

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This press release contains forward-looking statements regarding the proposed settlement of the IPO securities class action litigation claim and resolution of the class action claim and the expected dissolution of the company. Actual results could differ materially from those contained in the forward-looking statements. Factors that could cause actual results to differ materially include the District Court's approval of the global settlement in the IPO laddering cases. For additional information regarding these and other risks, please consult the Company's filings with the Securities & Exchange Commission, which can be obtained at www.sec.gov.

Contact:
     Calico Commerce, Inc.
     James Weil, 408-975-7400 (President and CEO)